Exhibit 10.18

One Kendall Square, Suite B14202, Cambridge MA 02139 USA

January 22, 2015

Raken B. Modi (Rick)

Dear Rick:

On behalf of Catabasis Pharmaceuticals, Inc. (the “Company”), I am pleased to set forth the terms of your employment with the Company:

You will be employed to serve on a full-time basis as Chief Business Officer, effective January 26, 2015. In this role, you will report to the Chief Executive Officer of the Company, currently, Jill Milne, and have such duties and responsibilities as are customary for such position and as are otherwise assigned to you from time to time by the Company.

Your salary will be $29,166.67 per month ($350,000 on an annualized basis), subject to tax and other withholdings as required by law. Such salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company. You will be eligible for an annual bonus of up to 45% of your then current salary, as determined by the Board in its sole discretion. You must be employed on the date on which bonuses are paid in order to be entitled to receive a bonus. You agree to use your best efforts to relocate your residence to the Boston area by June 30, 2015. You will be reimbursed for all reasonable and substantiated relocation expenses that you incur while employed hereunder in your initial move to the Cambridge area, including realtor house selling fees, moving expenses, temporary housing, and customary house purchase closing costs up to a total of $90,000. In addition, to the extent that the reimbursements are taxable to you, the Company will make an additional payment to you equal to the taxes yon incur on such reimbursements (as determined according to your tax return for 2015), with the gross up to be provided no later than the timing provided in Treas. Reg. § 1.409A-3(v) (and such gross-up will include such additional amounts with respect to the taxes that are due with respect to the gross-up (estimated using the marginal Federal and state rates) that the reimbursements will have been made without tax to you). You will be required to repay any such reimbursed expenses and grossed up taxes within 30 days if your employment is terminated, on or before the feat anniversary of the date of relocation, by the Company for Cause (as defined below) or by you for any reason (and any reimbursements or gross-ups not yet made will not be paid).

You may participate in any other benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.

You may be eligible for a maximum of 3 weeks of vacation per calendar year. The number of vacation days for which you are eligible shall accrue at the rate of 1.25 days per month that you are employed during such calendar year

Subject to the approval of the Board, the Company will grant you an option (the “Option”) under the Company’s Amended and Restated 2008 Equity Incentive Plan (the “Plan”) for the purchase of an aggregate of 1,530,000 shares of common stock of the Company at a price per share equal to the fair market value at the time of Board approval. The Option shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement. The Option will be subject to 4-year vesting, commencing as of your employment start date, and will be subject to a 12-month cliff, with 25% vesting on the first anniversary of the grant date and an additional 2.08% vesting each month thereafter. The Option will be an incentive stock option to the maximum extent permitted by law.

If the Company terminates your employment without Cause or you resign employment with the Company for Good Reason (as defined below), you shall be eligible to receive severance benefits constituting of an amount equal to nine months of your base salary as in effect at the time of your termination provided that such severance benefits shall be increased to twelve months of your base salary once you have been employed by the Company for 12 months (or, if earlier, upon the closing of an initial public offering of the Company’s common stock); said amount shall be payable in accordance with the Company’s regular payroll procedures proportionately over such nine or twelve month period, (such period, the “Severance Period”) less applicable taxes and withholdings. You will also receive payment during the Severance Period of premiums under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for continued health benefit (medical and dental) coverage (for so long as you are eligible for and timely elect such continuation coverage under COBRA and remain eligible for participation in such plans under applicable law and plan terms and such payment of premiums does not result in taxation of or penalties on the Company or any participant). No severance benefits (the cash payments, the COBRA premiums), or the equity acceleration described below shall be paid under this offer letter unless you first execute and do not revoke a waiver and release in the form prepared by the Company within 60 days following the date of termination, which provides for a release of any and all claims that you have or might have against the Company. The severance payments shall be paid or commence on the first payroll period following the date the waiver and release becomes effective (the “Payment Date”). Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the termination, then the Payment Date shall be no earlier than January 1st of such subsequent calendar year. The distribution of any severance payments shall be subject to the provisions of Exhibit A attached hereto. In addition, in the event the Company terminates your employment without Cause or you resign your employment with the Company for Good Reason within twelve months following a Change of Control, notwithstanding the terms of any stock option agreement, restricted stock agreement or other stock award (“Equity Awards”), the vesting of all Equity Awards held by you on the date of termination or resignation shall be automatically accelerated, effective as of the date of termination or resignation, such that such Equity Awards shall become 100% fully vested.

For purposes of this offer letter, “Cause” for termination shall be deemed to exist upon (a) a good faith finding by the Company of (i) your material failure to satisfactorily perform your assigned duties for the Company with written notice, or (ii) your dishonesty, gross negligence or misconduct; (b) your indictment or conviction, or the entry of a pleading of guilty or nolo contendere by you, to any crime involving moral turpitude or any felony, or (c) your violation of any of the terms of your invention/non-disclosure or non-competition agreement with the Company, signed in connection with your execution of this letter. For the avoidance of doubt, if you fail to use your best efforts (as described above) to relocate your residence to the Boston area by June 30, 2015 or earlier, the Company may terminate your employment for such reason and such termination shall not be “without Cause.”

For purposes of this offer letter, “Change of Control” means:

(a)                                 the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control Event: (x) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(b)                                 the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination: provided that, where required to avoid additional taxation under Section 409A, the event that occurs must also be a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Regulation Section 1.409A-3(i)(5).

For purposes of this offer letter, Good Reason shall mean the occurrence of any of the following: a material diminution in your base salary; a material diminution in your authority, duties or responsibilities; a material change in the geographic location at which you must perform service; or material breach by the Company of its obligations under this offer letter.

No resignation will be treated as resignation for Good Reason unless (x) you have given written notice to the Company of your intention to terminate your employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (y) you have provided the Company with at least 30 days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstance, you end your employment within 30 days following the cure period in (y).

You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit B and Exhibit C, as a condition of employment. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. You have provided the Company with any Non-Competition and Non-solicitation Agreements that are in force.

You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice.

If you agree with the employment provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me, by January 23, 2015. If you do not accept this offer by January 23, 2015, this offer will be revoked.

Very Truly Yours,

By:	/s/ Jill Milne
Name:	Jill Milne
Title:	Founder and Chief Executive Officer

The foregoing correctly sets forth the terms of my

employment by Catabasis Pharmaceuticals, Inc.

/s/ Raked B. Modi	Date:	1/22/ , 2015
Name: Raked B. Modi